Exhibit 5.1

Shannon B. Kinney

Senior Counsel

ConocoPhillips

ML 1070

600 N. Dairy Ashford (77079-1175)

P.O. Box 4783

Houston, Texas 77210

Telephone: (281) 293-2623

Fax: (281) 293-1954

Email: shannon.kinney@conocophillips.com

May 29, 2014

Ladies and Gentlemen:

I am Senior Counsel of ConocoPhillips, a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) of the Registration Statement on Form S-8 (the “Registration Statement”) relating to up to 79,000,000 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of the Company, reserved for issuance in connection with the 2014 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (the “Plan”).

In furnishing this opinion, I have examined, directly or indirectly through staff or otherwise to my satisfaction, (i) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, each as amended to date, the Plan and resolutions of the Board of Directors of the Company relating, among other things, to the Plan and (ii) originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to me by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinion hereinafter expressed. In making my examination, I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that the Shares have been duly authorized and, when issued and delivered against payment of the purchase price therefor in accordance with the terms and provisions of the Plan, such Shares will be validly issued, fully paid and nonassessable.

I am a member of the Texas Bar and the opinion set forth above is limited in all respects to the laws of the State of Texas and the General Corporation Law of the State of Delaware, each as in effect on the date hereof.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Shannon B. Kinney

Shannon B. Kinney

Senior Counsel